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                           EXHIBIT 10.19

           1990 CHANGE IN CONTROL AND SEVERANCE POLICY
      FOR TOP TIER OFFICERS OF UNITED STATES TRUST COMPANY
              OF NEW YORK AND AFFILIATED COMPANIES

                     as amended and restated
                 effective as of January 1, 1994


1.   Purpose

               The purpose of this Plan is to provide for payments to (and other benefits for) certain officers of United States Trust Company of New York and designated affiliates thereof whose ser-vice is terminated under certain circumstances following changes in the ownership or management of U.S. Trust Corporation, and to provide for regular severance payments to certain of such offi-cers whose service is otherwise terminated.


2.   Definitions

               The following definitions are applicable to the Plan:

               "Act" means the Employee Retirement Income Security Act of 1974, as now in effect or as hereafter amended.

               "Affiliate" means any affiliate of the Trust Company that has been designated by the Committee specifically for purposes of participation in the Plan.

               "AIP" means the Annual Incentive Plan of U.S. Trust Corporation, the 1990 Annual Incentive Plan of United States
     Trust Company of New York and Affiliated Companies, and any successor plan of either of the foregoing.

               "Base Salary" means, with respect to any Participant, his base salary as in effect at the time his service is terminated; provided, however, that if a Participant termi-nates his service following a reduction in the Participant's base salary, then, for purposes of Section 5, his "Base
     Salary" shall mean his base salary as in effect immediately prior to any such reduction.

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               "Board of Directors" means the Board of Directors of
     the Corporation.

               "Board of Trustees" means the Board of Trustees of the United States Trust Company of New York.

               "Change in Control" has the meaning set forth in Sec-tion 5(f).
               "Change in Control Benefit" means any payment or other benefit that a Participant may be entitled to receive under any Change in Control Plan upon a change in control (as defined in such Plan) or upon the Participant's involuntary termination (as defined in such Plan) following such change in control.

               "Change in Control Plan" means any plan (including the Plan), program, policy, or agreement or resolution of the Board of Trustees or Board of Directors under which a Change in Control Benefit may be provided to a Participant. All
     Change in Control Plans shall be listed in Schedule C hereto, which shall be amended as necessary, from time to time, by the Committee.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Committee" means the Compensation and Benefits
     Committee of the Board of Trustees.

               "Corporation" means U.S. Trust Corporation.

               "Former Management Committee Member" means any of the individuals listed in Schedule B hereto.

               "401(k) Plan" means the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies.

               "Involuntary Termination" has the meaning set forth in
     Section 5(e).

               "1987 Policy" means the 1987 Change in Control Policy of United States Trust Company of New York and Affiliated Companies, as set forth in and adopted by resolutions of the Board of Directors at its meeting on December 8, 1987, and as in effect immediately prior to the effective date of the Plan. The 1987 Policy is reproduced in Schedule D hereto.


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               "Participant" has the meaning set forth in Section 4.

               "Payment" means any and all payments to which a Par-ticipant is or may become entitled in accordance with the provisions of the Plan.

               "Plan" means the 1990 Change in Control and Severance Policy for Top Tier Officers of United States Trust Company of New York and Affiliated Companies.

               "Profit-Sharing Plan" means the Employees' Profit-
     Sharing Plan of United States Trust Company of New York and
     Affiliated Companies, as in effect on December 31, 1991 and any prior date.

               "Retirement Plan" means the Employees' Retirement Plan of United States Trust Company of New York and Affiliated
     Companies.

               "Stock Plan" means the 1989 Stock Compensation Plan of U.S. Trust Corporation.

               "Trust Company" means United States Trust Company of
     New York.


3.   Administration

               The Plan shall be administered by the Committee. All decisions, actions or interpretations of the Committee under the Plan shall be final, conclusive and binding upon all parties.
After a Change in Control, all powers of the Committee under this Plan shall be exercised solely by the Committee as it was consti-tuted immediately prior to such Change in Control.


4.   Participation

               (a) A "Participant" shall mean any officer of the Trust Company or an Affiliate who is included in the list of persons designated for participation in the Plan set forth in Schedule A hereto, as the same may be amended from time to time by the Committee, in its sole discretion.

               (b) Notwithstanding any other provisions of the Plan, no Participant who is otherwise eligible to receive a Payment


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under the Plan who is employed by the Trust Company or an Affili-
ate under the terms of a written employment contract shall be entitled to receive such Payment, except to the extent otherwise provided in such contract.


5.   Change in Control

               (a) Special Severance Payment. A Participant who experiences an Involuntary Termination within two years following a Change in Control shall be entitled to receive a Payment in an amount equal to

               (i) the sum of:

                    (A) two times his annual Base Salary,

                    (B) two times the average of the highest three
               awards he earned under the AIP for the five years prior to the year during which the Change in Control occurs, and

                    (C) in the case of a Participant who is a Former
               Management Committee Member not entitled to a Payment under Section 6, the amount of the Payment to which he would otherwise be entitled under Section 6 if he were a Senior Vice President,

              (ii) reduced by the aggregate amount he is actually paid under all other severance or separation plans, policies and arrangements.

For purposes of computing amounts described in clause (i)(B) above, AIP awards earned for years preceding the year in which a Change in Control occurs shall be deemed to have equalled the amount of such awards before reduction on account of (x) any Profit-Sharing Amounts (as defined under the AIP as in effect on or prior to December 31, 1991) contributed to or for the benefit of the Participant under the Profit-Sharing Plan, (y) any ESOP Contributions made on behalf of the Participant under the 401(k) Plan, or (z) any amount taken into account in determining the number of Benefit Equalization Units (as defined under the Stock
Plan) to be credited to the Participant's account under the Stock Plan. Except as otherwise provided in Section 7(a), no Partici-pant's Payment under the Plan shall be less than the amount he would have received under the 1987 Policy.


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               (b)  Other Benefits.  Any Payment payable to a Partici-
pant under this Section 5 shall be paid in addition to any pay-ments or benefits the Participant receives under Section 6 and under any other applicable plans, programs or agreements.

               (c) Medical/Life Insurance Continuation Coverage. A Participant who, without regard to the limitation set forth in
Section 4(b), is entitled a Payment under this Section 5 shall also be entitled to the continuation (on the same terms and con-ditions) of any medical and life insurance coverage to which the Participant was entitled immediately prior to his Involuntary Termination for a period of two years following his Involuntary Termination.

               Notwithstanding the above, to the extent that a Participant becomes covered under the medical or life insurance arrangements of an employer other than the Trust Company or an Affiliate, the Trust Company shall no longer be obligated to provide comparable benefits hereunder.

               (d) Method of Payment. Any Payment payable to a Participant under this Section 5 shall be paid in a lump sum cash payment as soon as practicable after the Involuntary Termination of such Participant, but, in any event, by no later than six months after the date of such Participant's Involuntary Termination.

               (e)  Involuntary Termination.  For purposes of this
Section 5, an "Involuntary Termination" shall mean the termina-tion of a Participant's employment with the Trust Company or an Affiliate

               (i) by the Trust Company or Affiliate, or

              (ii) by such Participant following any

                    (A) reduction in his Base Salary,

                    (B) change, without his consent, in the location
               of his place of employment to an borough other than Manhattan or, if such place of employment is not in Manhattan, to a city other than the city in which his place of employment is located,

                    (C) material diminishment of his responsibilities
               with respect to the business of the Trust Company or


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               Affiliate, or

                    (D) other material adverse change in the condi-
               tions of his employment with the Trust Company or Affiliate.

               An Involuntary Termination pursuant to clause (ii) above shall be deemed to occur within two years of a Change in Control if the event described in subclause (A), (B), (C) or (D) that gives rise to such termination occurs within two years of a Change in Control and such termination occurs within six months after such event.

               Notwithstanding any other provision herein, no payment shall be made to a Participant pursuant to this Section 5 upon the Participant's termination of employment unless such termina-tion of employment constitutes an "Involuntary Termination", as defined in this Section 5(e).

               (f) Change in Control. For purposes of this Sec-tion 5, a "Change in Control" shall be deemed to have occurred whenever

               (i) 20% or more of the common shares of the Corporation has been acquired by any person (as defined by Section
     3(a)(9) of the Securities Exchange Act of 1934) other than directly from the Corporation,

              (ii) there has been a merger or equivalent combination after which 49% or more of the voting shares of the sur-viving corporation is held by persons other than former shareholders of the Corporation, or

             (iii) 20% or more of the directors elected by share-holders to the Board of Directors are persons who were not nominated in the most recent proxy statement of the Corpora-tion.


6.   Regular Severance

               (a) Regular Severance Payment. Any Participant who is a Senior Vice President of the Trust Company whose employment is terminated by the Trust Company because of job discontinuance or inadequate job performance shall be entitled to a Payment in an amount equal to 26 times his weekly Base Salary.


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               A Participant who is entitled to a Payment under this
Section 6 shall also be offered the services of a professional outplacement counseling firm, such services to be paid for by the Trust Company. The duration, extent and cost of such services will be determined by the Trust Company in its sole discretion.

               Notwithstanding the foregoing, a Participant whose employment is terminated by the Trust Company because of dishon-esty or other malfeasance shall not be entitled to any Payment or other benefit under this Section 6.

               (b)  Method of Payment.  Any Payment payable under this
Section 6 with respect to a Participant's termination of employ-ment shall be paid in a lump-sum cash payment as soon as prac-ticable following such Participant's termination of employment.


7.   Payment Limitations

               Notwithstanding any other provision of the Plan to the contrary, the amount of the Payments that a Participant may otherwise be entitled to receive hereunder shall be subject to the following limitations:

               (a) Limit on Section 5(a)(i)(A) and (B) Amounts. In the case of any Participant whose employment with the Trust
Company or an Affiliate is terminated after he has attained age
63, the amounts that otherwise would be taken into account under
Section 5(a)(i)(A) and (B) in determining the Payment to which the Participant is entitled under Section 5 shall be that per-centage of such amounts determined by dividing (x) the number of calendar months in the period that begins on the first day of the month in which the Participant's employment is terminated and that ends on the last day of the month in which the Participant will attain age 65, by (y) 24.

               (b) Limit on Section 5(a)(i)(C) and Section 6 Amounts. In the case of any Participant whose employment with the Trust
Company is terminated at any time within six months prior to the date on which the Participant will attain age 65, the amount that otherwise would be taken into account under Section 5(a)(i)(C) in determining the Payment to which the Participant is entitled under Section 5, or that otherwise would be taken into account in determining the Payment to which the Participant is entitled under Section 6, shall be that percentage of such amount deter-mined by dividing (x) the number of calendar months in the period


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that begins on the first day of the month in which the Par-
ticipant's employment is terminated and that ends on the last day of the month in which the Participant will attain age 65, by
(y) 6.

               (c) Excess Parachute Payment Cutback. Whenever any Participant becomes entitled to receive a Change in Control
Benefit under any Change in Control Plan, the Trust Company's independent auditors, as designated by the Board of Trustees prior to the change in corporate management or control giving rise to such entitlement, shall determine whether any amount of the aggregate Change in Control Benefits that such Participant has received, or is entitled to receive, under the Change in Control Plans will constitute an "excess parachute payment" (as defined under Section 280G of the Code, or any successor provi-
sion) and, if so, whether the Participant would receive a greater after-tax benefit if such aggregate Change in Control Benefits were reduced. In the event a greater after-tax benefit would result, such reduction, as computed by such auditors, will be made, provided that the Participant may choose which Change in Control Benefits shall be reduced.


8.   Payment of Legal Fees

               The Trust Company shall promptly pay, or reimburse each Participant for, all reasonable legal fees and expenses incurred by him in seeking to obtain, or enforce or defend his right to receive, any Change in Control Benefit provided under any Change in Control Plan.


9.   Amendment

               Prior to a Change in Control, the Board of Trustees may amend or terminate this Plan, in whole or in part, at any time.
Except as hereinafter provided, the Plan, and any Schedules attached to the Plan, shall not be amended or terminated following a Change in Control. The Board of Trustees may, however, at any time before a Change in Control, or within 45 days following a Change in Control where the percentage of the Corporation's shares acquired or directors appointed under clause
(i) or (iii), respectively, of Section 5(f) is at least 20% but less than 25%, direct by resolution that no Payments shall be made and no benefits provided pursuant to Section 5, which reso-lution may be rescinded or countermanded at any time with or


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without retroactive effect.


10.  Unsecured Creditor Status

               Participants shall have no right, title or interest in or to any investments that the Trust Company may make to assist it in meeting its obligations under the Plan. To the extent that any Participant acquires a right to receive a Payment under the Plan, such right shall be no greater than the right of an unsecured creditor of the Trust Company. All payments to be made under the Plan shall be paid from the general assets of the Trust Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except that the Trust Company may establish and fund a "grantor trust" (as defined in Sections 671, et seq., of the Code) to provide for any payments under the Plan.

               Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Trust Company or any affiliate thereof.


11.  Nonalienation of Payment

               A Participant shall not assign, sell, encumber, trans-fer, pledge or otherwise dispose of any rights or interests under the Plan and any attempted disposition shall be null and void, except pursuant to a will or the laws of descent and distribu-tion.


12.  Taxes

               The Trust Company shall deduct from any Payment other-wise required to be made under the Plan all Federal, state, local and other taxes required by law to be withheld with respect to such Payment.


13.  Payments to Persons Other Than Participants

               If the Committee shall find that any Participant to whom a Payment is payable under the Plan is unable to care for his affairs because of illness, accident or legal incapacity, then any Payment due to such Participant may, if the Committee so


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directs the Trust Company, be paid to his spouse, child or other relative, an institution maintaining or having custody of such person, or any person deemed by the Committee to be a proper recipient on behalf of such Participant, unless a prior claim therefor has been made by a duly appointed legal representative. In the event that any Participant to whom any Payment is payable under the Plan dies before he receives his Payment, such Payment shall be paid to his estate.

               Any payment made under this Section 13 shall be a com-plete discharge of the liability of the Trust Company therefor.


14.  No Liability of Committee Members

               No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Trust Company shall indemnify and hold harmless each member of the Committee, and each employee, officer or director of the Trust Company to whom any duty or power relating to the adminis-tration or interpretation of the Plan may be allocated or dele-gated, against any cost or expense (including counsel fees) or liability (including any amount paid in settlement of a claim with the approval of the Board of Trustees) arising out of any act or omission in connection with the Plan unless arising out of such person's own fraud or bad faith.


15.  Superseding Effect

               Except to the extent otherwise provided herein, the Plan supersedes the 1987 Policy. In addition, Section 8 super-sedes the resolution adopted by the Board of Trustees at its meeting on January 26, 1988, regarding the payment of legal fees and expenses.


16.  Governing Law

               The provisions of the Plan shall be governed by and construed in accordance with the applicable provisions of the Act and the laws of the State of New York.




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17.  Successors

               The Plan shall inure to the benefit of the Participants and shall be binding upon the Trust Company, the Corporation, and any assignee or successor corporation or organization resulting from the merger, consolidation or other reorganization thereof or succeeding to substantially all of the assets and business thereof. The Trust Company and the Corporation agree that they will make appropriate provision for the preservation of the Par-ticipants' rights under the Plan in any agreement or plan that they may enter into or adopt to effect any such merger, consoli-dation, reorganization or transfer of assets.


18.  Severability

               If any provision of the Plan is determined to be invalid or unenforceable, the remaining provisions of the Plan shall not for that reason alone also be determined to be invalid or unenforceable.


19.  Gender

               Whenever used in the Plan, the masculine gender includes the feminine.


20.  Effective Date

               The Plan shall be effective as of July 24, 1990.

















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                           SCHEDULE A


H. Marshall Schwarz
Joel Abramowitz
Trowbridge Callaway III
John M. Deignan
Edmond T. Drewsen
Laird I. Grant
John C. Hover, II
Jeffrey S. Maurer
Kenneth J. McAlley
Paul K. Napoli
Donald M. Roberts
C. William Steelman
Frederick B. Taylor
Kenneth G. Walsh
Frederick S. Wonham






























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                           SCHEDULE B


H. Marshall Schwarz
Joel Abramowitz
Jeffrey S. Maurer
Donald M. Roberts
Frederick B. Taylor
Frederick S. Wonham







































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                           SCHEDULE C


Employees' Retirement Plan of United States Trust Company of New
York and Affiliated Companies

1989 Stock Compensation Plan of U.S. Trust Corporation

United States Trust Company of New York and Affiliated Companies
1986 Stock Option Plan

1988 Long-Term Performance Plan of U.S. Trust Corporation

Long-Term Performance Plan of U.S. Trust Corporation

1990 Annual Incentive Plan of United States Trust Company of
New York and Affiliated Companies

Annual Incentive Plan of U.S. Trust Corporation

1990 Change in Control and Severance Policy for Top Tier Officers of United States Trust Company of New York and Affiliated
Companies

Supplemental Pension Agreements between United States Trust
Company of New York and Messrs. Abramowitz, Maurer, Roberts,
Schwarz, Taylor and Wonham.

Executive Deferred Compensation Plan of U.S. Trust Corporation



















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                           SCHEDULE D


                  1987 Change in Control Policy


               Set forth below are the terms of the 1987 Change in Control Policy of United States Trust Company of New York and
Affiliated Companies:

               In the event of an "involuntary termination" within two years following a "change in control" of a senior officer who is a member of the Management Committee of United States Trust Company of New York or such entity as may succeed to substantially the same rights and responsibilities of such committee (the "Management Committee") on the date of such "change in control", such senior officer shall be paid in a lump sum, promptly following such termination, the sum of
     (a) an amount equal to such senior officer's then current annual base salary, plus (b) an amount equal to the average of the highest three of the prior five years' awards payable to such senior officer pursuant to the Annual Incentive Plan of United States Trust Company of New York and Affiliated Companies (the "Annual Plan"), such amounts to be in addi-tion to any other coverages, payments and distributions to which such senior officer is entitled, except as may be specifically provided in a written agreement entered into by United States Trust Company of New York (the "Trust
     Company") and such senior officer.

















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